Exhibit 97.1
VICI Properties Inc. - Incentive Compensation Clawback Policy

I.Introduction
The Board of Directors (the “Board”) of VICI Properties Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes accountability. The Board has therefore adopted this Incentive Compensation Clawback Policy (the “Policy”), which will apply to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation, and (c) while the Company has a class of securities listed on the New York Stock Exchange (“NYSE”) or another national securities exchange or a national securities association. Accordingly, this Policy may apply to a person that is no longer a Covered Executive at the time of recovery.
This Policy shall apply to any Incentive Compensation received on or after October 2, 2023. Incentive Compensation is deemed “received” for purposes of this Policy in the fiscal period during which the measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period. For example, if the performance target for an award is based on total stockholder return for the three-year period ended December 31, 2023, the award will be deemed to have been received in 2023 even if paid in 2024.
Capitalized terms used in this Policy, but not otherwise defined herein, shall have the meanings ascribed thereto in Annex A.
II.Administration
This Policy is intended to comply with the listing requirements of the NYSE and related U.S. Securities and Exchange Commission (“SEC”) rules and shall be interpreted in a manner consistent with those requirements. Unless otherwise directed by the Board, this Policy shall be administered by the Compensation Committee, which shall be responsible for interpreting the Policy, enforcing the Policy and for making all determinations necessary, appropriate or advisable for the administration of the Policy. The Compensation Committee's determinations under this Policy shall be final and binding on all persons and shall be given the maximum deference permitted by law.
The Compensation Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rules or the rules of any national securities exchange on which the Company’s securities are listed. The Compensation Committee may terminate this Policy at any time.
III.Mandatory Recovery of Incentive Compensation
Subject to the exceptions set forth below, following an Accounting Restatement, the Company shall recover reasonably promptly the Erroneously Awarded Compensation received by a Covered Executive during the Recoupment Period.
For Incentive Compensation based on the Company’s stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Compensation Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive

Compensation was received, and shall maintain documentation of such determination and provide such documentation to the NYSE.
To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive.
IV.Exceptions to Mandatory Recovery of Incentive Compensation
The Company shall not be required to recover Erroneously Awarded Compensation pursuant to this Policy if (i) the Compensation Committee determines that such recovery would be impracticable and (ii) one of the following conditions is met:
(i)    After the Company has made a reasonable and documented attempt to recover the Erroneously Awarded Compensation, the Compensation Committee determines that the direct expenses that would be paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, and the Company has provided such documentation to the NYSE;
(ii)    Based on an opinion of home country counsel acceptable to the NYSE, the Compensation Committee determines that recovery would violate a home country law adopted prior to November 28, 2022 and a copy of such opinion is provided to the NYSE; and
(iii)    The Compensation Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
V.No Indemnification or Advancement of Legal Fees
Notwithstanding any provision of the Company’s Charter, Bylaws, and any other agreement or document to the contrary, the Company shall not indemnify any Covered Executive against, provide advancement of expenses for or pay the premiums for any insurance policy, to cover (i) the loss of any Erroneously Awarded Compensation pursuant to this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.
VI.Other Recovery Rights
The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the date hereof shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to applicable law, rule or regulation, the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Annex A – Defined Terms
“Accounting Restatement” means the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in a current period or left uncorrected in a current period.
“Compensation Committee” means the Compensation Committee of the Board.
“Covered Executive” means the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company and any other employee who may from time to time be deemed to be subject to this Policy by the Board.
“Erroneously Awarded Compensation” means the amount of Incentive Compensation received during the Recoupment Period by a Covered Executive that exceeds the Incentive Compensation that would have been received by such Covered Executive taking into account the Accounting Restatement (calculated on a pre-tax basis).
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Financial Reporting Measure” means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including funds from operations, adjusted funds from operations, revenues, net income, Adjusted EBITDA), and any measures that are derived wholly or in part from such measures and/or (ii) the Company’s stock price or total shareholder return.
“Incentive Compensation” means any compensation (including cash and equity compensation) from the Company that is granted, earned, or vested based in whole or in part on the achievement of a Financial Reporting Measure by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding salary.
“Recoupment Period” means the three completed fiscal years of the Company immediately preceding the Trigger Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
“Trigger Date” means the earlier to occur of: (i) the date the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
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